UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

 TO SECTION 13 OR 15(d) OF THE

 SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 12, 2007

INTERNATIONAL ISOTOPES INC.

(Exact Name of Registrant as Specified in Its Charter)

TEXAS	0-22923	74-2763837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4137 Commerce Circle Idaho Falls, Idaho	83401
(Address of Principal Executive Offices)	(Zip Code)

208-524-5300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) and (c)

Effective as of November 13, 2007, International Isotopes, Inc. (or the Company) appointed Ms. Laurie A. McKenzie-Carter as Chief Financial Officer.  Ms. McKenzie-Carter joined the Company in August 2007 as Chief Accounting Officer.  Previously she served as chief accountant for Idaho Falls Arts Council, Inc. while also performing accounting functions for Miles Willard Technologies LP.

Upon the appointment, Ms. McKenzie-Carter received a 10% increase in salary.  In addition, she was awarded options for 1,000,000 shares of the Company’s common stock exercisable at $.0.70 per share, the market price as of the close of the date of her appointment.  Of those options, 200,000 shares vested at the grant date and at 200,000 shares of the remainder vests on each anniversary date of the grant.  The options expire in 2017.  All other terms of those options are in accordance with the stock option agreement and the Company’s 2006 Equity Incentive Plan.

Ms. McKenzie-Carter does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Ms. McKenzie-Carter has an interest requiring disclosure under Item 404(a) of Regulation S-B.

Effective upon the appointment of Ms. McKenzie-Carter, Steve T. Laflin ceased to serve as Chief Financial Officer of the Company, a position he has held for the past five years.  Mr. Laflin will remain the Company’s President and Chief Executive Officer.

Item 7.01

Regulation FD Disclosure

On November 14, 2007, the Company issued a press release announcing the appointment of Ms. McKenzie-Carter and the resignation of Mr. Laflin as Chief Financial Officer.  A copy of the press release is furnished as Exhibit 99.1 to this report.

On November 12, 2007, the Company issued a press release announcing financial results for the third quarter and nine months ending September 30, 2007.  A copy of the release is furnished as Exhibit 99.2 to this report.

Item 9.01

Financial Statements and Exhibits

(c)  Exhibits

99.1

Press Release issued by International Isotopes, Inc. dated November 14, 2007.

99.2

Press Release issued by International Isotopes, Inc. dated November 12, 2007.

____________

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Isotopes, Inc.

Date: November 15, 2007	By:	/s/ Steve T. Laflin
Steve T. Laflin President and Chief Executive Officer

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